January 23, 2009

[INSERT NAMES]
[INSERT MAILING ADDRESS]
[INSERT MAILING ADDRESS]

Dear Member,

Through January of 2009, Show Me Ethanol, LLC (the “Company”) sought the consent of members to conduct a capital call or a voluntary capital contribution to raise $10,000,000. Though the capital call proposal did not pass, the voluntary capital contribution proposal did pass, receiving the support of 86% of all units entitled to vote. The Company’s Board of Managers has initiated a fundraising in the form of a voluntary capital contribution from current members. It is important that we raise sufficient funds for the Company. If this fundraising does not resolve our immediate capital needs then you will likely lose all of your original investment in the Company.

We greatly appreciate the questions and comments we received at our informational meetings. Many of you indicated an understanding of the situation and an appreciation for management’s efforts to correct them. We also heard about the need for regular and timely communication with the member at all times, not just when needing additional money. With that in mind, we are updating our website and will continue to update it to provide timely information. If you do not have access to the internet, let us know and we will make arrangements to get you information through the mail.

Over 78% of the units voted were voted in favor of the capital call proposal. This tally was short of the 81% of the total units required to approve the capital call but we believe such vigourous support speaks volumes about the strength of our members’ faith in the Company. If you voted in favor of the capital call, we hope that we can count on you to contribute in this voluntary fundraising. You own [NUMBER OF UNITS] reflecting prior contributions of $ [UNITS * $15,000]. We ask that each member contribute at least $4,800 per unit owned, or in your case $[4,800 * UNITS].

If you were one of the Members who did not vote or voted against the capital call, we ask that you reconsider. During the informational meetings we heard from some members who could not vote for the capital call. We understand that an investment must make sense for you personally.

There is no minimum or maximum capital contribution associated with this fundraising. In other words, you are free to contribute more or less than the amount suggested above. Your percentage of ownership in the Company is calculated as the amount of your total equity contributions divided by all members’ total equity contributions. If other members contribute funds but you do not, as a result, you will own less of the Company than you currently own.

The forebearance period with our current lenders ends on February 2, 2009. Therefore we ask that all contributions be made prior to February 2, 2009. Please mail (in the enclosed envelope) or otherwise deliver to the State Bank of Slater (1)Your contribution check AND (2)Your executed Member Representation Letter (previously provided as Exhibit B in the Information Statement and also included in this mailing). Returning the Member Representation Letter with your contribution is required because it ensures our compliance with Federal securities laws. Please make checks payable to: State Bank of Slater, as Escrow Agent.

It remains our intention to negotiate with our lenders an amendment to our existing term and revolving loan agreements. Should we be unable to reach an acceptable resolution, or otherwise be unable to close escrow and complete the fundraising, your money will be refunded by the State Bank of Slater in early April, 2009. We have not attached the Escrow Agreement hereto in order to save on printing costs but the Escrow Agreement is available both at our website at http://www.showmeethanolllc.com and upon request by calling the phone number at the top of this letter.

Thank you again for your patience and participation with Show Me Ethanol, LLC.

Sincerely,

Dennis Alt
General Manager of Show Me Ethanol, LLC